SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2003 (August 15, 2003)

Specialty Laboratories, Inc.

(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

001-16217	95-2961036
(Commission File Number)	(IRS Employer Identification No.)

2211 Michigan Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 828-6543

Not applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

On August 15, 2003 Specialty Laboratories, Inc. entered into a letter agreement with Chiron Corporation, of Emeryville, California, and a separate Settlement and License Agreement with the Diagnostics Division of Bayer Healthcare LLC of Tarrytown, New York.  The agreements call for Specialty to make payments to Bayer and to Chiron for alleged past infringement of several Chiron patents by certain Hepatitis C Virus (“HCV”) and Human Immunodeficiency Virus (“HIV”) testing performed by Specialty.  Specialty denies infringing any intellectual property rights of Bayer or Chiron.  Specialty management believes the amount of these payments is immaterial to the company’s cash position and operations.

Under the agreement with Chiron, Chiron agreed not to assert its patent rights, or bring any claim against Specialty for any alleged infringement relating to nucleic acid clinical assays for the detection, quantitation, genotyping and/or phenotyping of HCV and HIV occurring at any time prior to October 15, 2003.  In the agreement with Bayer, Bayer agreed to indemnify Specialty in the event Chiron brings such a suit or claim against Specialty for infringement of Chiron’s patent rights with respect to HCV and HIV testing during this period.  Bayer also provided Specialty with a royalty-bearing non-exclusive sublicense to perform laboratory-developed HCV and HIV nucleic acid assays.

Separately, Specialty agreed to modify its supply agreement with Bayer to convert to using Bayer products, which are licensed under certain Chiron patent rights, for HCV and HIV genotyping.  The supply agreement calls for the conversion to Bayer licensed products to be completed on or before October 15, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Specialty Laboratories, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Santa Monica, State of California, on August 21, 2003.

SPECIALTY LABORATORIES, INC.

By:	/s/ Frank J. Spina
Frank J. Spina
Chief Financial Officer